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Glaukos Appoints Denice Torres and Dr. Leana Wen to its Board of Directors

San Clemente, CA – March 1, 2021 – Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases, today announced the appointment of Denice Torres and Dr. Leana Wen to its Board of Directors, effective today. With the addition of these two directors, Glaukos’ Board of Directors will be comprised of nine directors, eight of whom are independent.

“We are delighted and honored to welcome these highly accomplished professionals to the Glaukos Board. Each of these extraordinary women brings a wealth of relevant experience, perspective, leadership and wisdom that will greatly enhance our Board and be invaluable to our growing global organization,” said Thomas Burns, Glaukos president and chief executive officer. “With more than 25 years of management experience in pharmaceuticals, medical devices and consumer healthcare, Denice is a highly accomplished executive who has led significant, successful business transformations. As a practicing emergency physician and former Baltimore Health Commissioner, Leana is a sought-after and trusted expert on a range of health policy and public health issues. I believe both women will play integral roles in Glaukos’ future and look forward to their insights, guidance and counsel as we advance our mission to transform the treatment of chronic eye disease for the benefit of patients worldwide.”

Ms. Torres is currently chief executive officer of The Ignited Company, a Pennsylvania-based consulting firm she founded in 2017. From 2005 to 2017, she served in various senior leadership roles at Johnson & Johnson (J&J). From 2015 to 2017, she was chief strategy and transformation officer for J&J’s global medical device business, a $25 billion business with more than 50,000 employees. From 2011 to 2015, she was president of J&J McNeil Consumer Healthcare, where she led the recovery of OTC brands, including the iconic Tylenol portfolio, by transforming business operations, manufacturing, quality systems and commercialization approaches, and creating high levels of employee engagement across all functions of the business. From 2009 to 2011, she served as president of J&J Janssen Pharmaceuticals, Neuroscience. Ms. Torres was the sole recipient of the prestigious J&J HONOR award in 2016 for her work in diversity and inclusion, and she was named the 2015 Woman of the Year by the Healthcare Businesswomen’s Association. Before joining J&J, Ms. Torres built a successful, 14-year career at Eli Lilly and Company, where she focused on marketing and business unit management. In 2020, Ms. Torres joined the boards of venture-backed National Resilience, as well as public companies Karuna Therapeutics and Bluebird Bio. She is also the founder of The Mentoring Place, a nonprofit organization offering free executive mentoring to help women achieve their careers goals. Ms. Torres holds a B.S. in Psychology from Ball State University, a J.D. from Indiana University and an MBA from the University of Michigan. She is a member of the Michigan Bar Association.

Dr. Wen is an emergency physician and visiting professor of health policy and management at the George Washington University School of Public Health. She is also a contributing columnist for The Washington Post, writing on health policy and public health, and an on-air commentator for CNN as a medical analyst. From 2015 to 2018, she was the health commissioner for the city of Baltimore, where she led the nation’s oldest continuously operating health department to combat the opioid epidemic and improve maternal and child health. From 2013 to 2015, Dr. Wen served as director of patient-centered care research in the department of emergency medicine at George Washington University, and authored a critically-acclaimed book on patient advocacy. She has extensive experience on boards in nonprofit and governmental sectors and with venture-backed health innovation companies, and is currently on the board of the Bipartisan Policy Center and the Baltimore Community Foundation, and the advisory board of the Behavioral Health Group. She has also been a global health fellow at the World Health Organization, a consultant with the China Medical Board, the president of Planned Parenthood and a nonresident senior fellow at the Brookings Institution. Dr. Wen’s work has been recognized by numerous professional organizations, including as one of Modern Healthcare’s Top 50 Physician-Executives, and, in 2019, she was named one of TIME magazine’s 100 Most Influential People. She holds a B.S. from California State University, Los Angeles, an M.D. from Washington University School of Medicine and two M.Sc.s from the University of Oxford, where she was a Rhodes Scholar. She completed her residency training at Brigham & Women’s Hospital and Massachusetts General Hospital, where she was a clinical fellow at Harvard Medical School.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology and pharmaceutical company focused on novel therapies for the treatment of glaucoma, corneal disorders and retinal diseases. The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm. Glaukos launched the iStent®, its first MIGS device, in the United States in 2012, its next-generation iStent inject® device in the United States in 2018, and most recently, the iStent inject W device in 2020. In corneal health, Glaukos’ proprietary suite of single-use, bio-activated pharmaceuticals are designed to strengthen, stabilize and reshape the cornea through a process called corneal collagen cross-linking to treat corneal ectatic disorders and correct refractive conditions. Glaukos is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale surgical and pharmaceutical therapies in glaucoma, corneal health and retinal disease.

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